Exhibit 99.2

NOT FOR IMMEDIATE RELEASE

Verity Editorial Contact:

Derek van Bronkhorst

Verity, Inc.

(408) 542-2217

derekvb@verity.com

Verity Names Steven R. Springsteel President

Appointment Allows CEO to Increase Focus on Top Line Revenue Growth and Strategy

SUNNYVALE, Calif. – Sept. 22, 2005 – Verity Inc., (NASDAQ: VRTY), a leading provider of enterprise search software that enables organizations to discover, analyze and process all of the digital information within their enterprises, today announced its chief financial officer (CFO), Steven R. Springsteel, has been promoted to president. He will continue to report to Anthony J. Bettencourt, Verity’s chief executive officer (CEO), who has relinquished the title of president.

Springsteel, who had been senior vice president of finance and administration, will continue to serve as the company’s CFO and be responsible for all administrative, financial and legal functions. In addition, the company’s development and marketing operations will now report to him. Verity’s sales, professional services and corporate development organizations will report to Bettencourt.

Under this new executive arrangement, Bettencourt will increase his focus on top line revenue growth while defining and directing the strategy for the Company. “In the 2 1/2 years I’ve worked with him, Steve Springsteel has demonstrated a remarkable capability and commitment to achieve operational excellence. With Steve ably handling the business operations of Verity, I can turn more of my attention to revenue growth as well as strengthening and building customer relationships” Bettencourt said.

Springsteel joined Verity January 2003 as the head of finance and administration and CFO. Prior to joining the company he served as the chief operating officer (COO) and CFO of Sagent Technology, an enterprise business intelligence software company sold to Group1. Before Sagent, Springsteel was COO and CFO of NOCpulse, an IT service level monitoring concern acquired by Red Hat. He had also served as executive vice president and CFO of Chordiant Software, a customer relationship management software company of which he is a member of the board of directors. Springsteel holds a B.A. in Business Administration from Cleveland State University.

About Verity

With headquarters in Sunnyvale, California, Verity provides enterprise search software that enables organizations to discover, analyze and process all the information within their enterprises. The company’s solutions provide integrated search, classification, recommendation, monitoring and analytics across the real-time flow of enterprise information, along with self-service Q & A. In addition, Verity’s business process management and content capture solutions activate information and accelerate its flow from person to person and between systems. Verity technology also serves as a core component of more than 260 applications from leading independent software vendors.

Around the world, more than 15,000 organizations of all sizes and types rely on Verity to manage their intellectual capital. In the private sector, these include ABB, AT&T, AXA, Bristol-Myers Squibb, Capgemini, Capital One, Deloitte Consulting, EDGAR Online, Ford, GMAC, Hewlett-Packard, Kaiser Permanente, Mayo Foundation, PricewaterhouseCoopers, SAP, UBS and Verizon. In the public sector, customers come from all levels and branches of government, including the U.S. General Services Administration, the U.S. Air Force and Army, the U.S. Department of Defense, including the armed forces units, and the U.S. Departments of Energy and Justice. Independent software vendors that integrate Verity include EMC Documentum, FileNet, Lotus, Oracle, Stellent, TIBCO and Xerox DocuShare.

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